Exhibit 10.13

Private & Confidential
This Agreement is dated for reference as of November 17, 2014
To:    Scott (Duke) Stump
Re:    Executive Employment Agreement
Dear Duke:
This Agreement contains the terms and conditions of our offer of employment in the position of Executive Vice President, Community and Brand. This Agreement will take effect as of the Effective Date and will continue until terminated in accordance with its terms.
If you accept employment on the terms and conditions set out below, please execute this Agreement where indicated.
ARTICLE 1 - INTERPRETATION
1.01    Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” has the meaning attributed to such term in the Canada Business Corporations Act and includes each direct and indirect subsidiary of the Company and any other entities, including joint ventures and franchises, in which the Company has an interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time in accordance with Section 6.04.
“Approvals” means collectively, a Canadian work permit and all other necessary authorizations and approvals for the Executive to work in Canada for the Company under the terms of this Agreement.
“Base Salary” has the meaning attributed to such term in Section 3.01.
“Board” means the board of directors of lululemon athletica inc. in office from time to time.
“Bonus Plan” means the Company's Executive Bonus Plan as amended by the Company from year to year.
“Cause” includes, without limitation, the usual meaning of just cause under the common law or the laws of British Columbia. In the event the Company believes such “just cause” exists, the Executive will have 15 days from receipt of written notice from the Company to cure the issue, if curable, which notice shall specifically identify the applicable Cause and how it shall be cured, and failure to timely effect such cure shall entitle the Company to terminate the Executive’s employment for Cause.

“Company” means lululemon athletica inc.
“Compensation Committee” means the compensation committee of the Board.
“Confidential Information” means information disclosed to or known by the Executive as a consequence of or through the Executive’s employment with the Company about the Company’s or any of its Affiliates’ products, operations, research, processes or services, including but not limited to all information relating to research, development, inventions, copyrights, patents, industrial designs, licenses, manufacture, production, distribution, purchasing, accounting, financing, engineering, marketing, merchandising, selling, and other technical or business information or trade secrets of the Company or any of its Affiliates, or about any of the Company’s or any of its Affiliates’ customers, suppliers, vendors or business affiliates and also includes any information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, but Confidential Information does not include information which is or becomes generally available to the public through no fault of the Executive or which the Executive can establish, through written records, was in the Executive’s possession prior to its disclosure to the Executive as a result of the Executive’s work for the Company.
“Effective Date” of this Agreement means Nov 24, 2014.
“Executive” means Scott (Duke) Stump.
“Good Reason” means (a) any material adverse change in the Executive’s title or diminution of his responsibilities; (b) a reduction in the Executive’s Base Salary or bonus target; or (c) the Company’s breach of any of the other material terms of this Agreement; provided, however, that the Executive shall provide written notice to the Company of the grounds on which Good Reason is asserted and the Company shall have fifteen (15) days to cure the issue, if curable, and failure to timely cure shall entitle the Executive to terminate his employment for Good Reason.
“Plan” means lululemon athletica inc.’s 2014 Equity Incentive Plan, as amended or replaced from time to time.
“Relocation” has the meaning attributed to such term in Section 2.03(2).
“Restrictive Covenant Agreement” has the meaning attributed to such term in Section
“Termination Date” has the meaning attributed to such term in Section 5.01.
ARTICLE 2 - EMPLOYMENT
2.01    Employment
(1)Subject to the terms and conditions of this Agreement, the Company will, commencing on the Effective Date, employ the Executive in the position of EVP, Community and Brand, on the terms and conditions set out herein.
(2)The Executive will report directly to the Chief Executive Officer, currently Laurent Potdevin.

(3)The Executive shall perform duties and responsibilities as are normally provided by an EVP, Community and Brand of a corporation in a business and of a size similar to the Company and such other duties and responsibilities as may reasonably be assigned from time to time, subject always to the control and direction of the Chief Executive Officer.

2.02    Term
Before the Relocation, the Executive’s employment is at-will, meaning that the Executive or the Company may terminate Executive’s employment with or without cause, with or without notice and for any reason. After the Relocation, the Executive’s employment will continue for an indefinite period, subject to termination in accordance with the terms of this Agreement.
2.03    Place of Employment
(1)Until the Relocation, the Executive will work from a mutually agreed upon location in the United States of America. During the Executive’s employment with the Company, both before and after the Relocation, Executive’s position shall require frequent travel to the Company’s offices and retail stores, wherever located, as directed by the Company.
(2)Within thirty (30) days after the Approvals are granted, the Executive will relocate to the Vancouver, British Columbia area and will perform the Executive’s work and services for the Company at the principal executive offices of the Company (the “Relocation”) and the Executive will reside within a reasonable daily commuting distance of such offices.
(3)The Executive warrants and affirms that the Executive is not aware of any circumstances with respect to the Executive’s professional or personal history that would prevent the Executive from obtaining the Approvals. The Company agrees to pay all costs and expenses in connection with processing and obtaining the Approvals for the Executive, including, without limitation, reimbursing the Executive if the Executive has to travel to Canada or engage his own counsel as part of the process of obtaining the Approvals.
ARTICLE 3 - REMUNERATION AND BENEFITS
3.01    Base Salary
The Company will pay the Executive a base salary (the “Base Salary”) in the amount of CAD $550,000 per annum, payable in accordance with the Company’s usual payroll practices and dates and subject to deductions required by law or authorized by the Executive. Prior to the Relocation, the Company will pay the Executive a base salary of CAD $550,000 converted to US dollars at an exchange rate of CAD $1.00 = USD $0.93.
3.02    Bonus
The Executive will be eligible to receive an annual bonus pursuant to the terms and conditions of the Bonus Plan. The Executive’s bonus target under the Bonus Plan shall be seventy five percent (75%) of Base Salary.
3.03    Retention Bonus
In exchange for the Executive accepting employment with Company and remaining employed for a period of twelve (12) months from the Effective Date (“Retention Period”), the Company agrees to provide the Executive with a retention bonus in the amount of CAD $400,000 (the “Retention Bonus”), converted to US dollars at an exchange rate of CAD $1.00 = USD $0.93 less applicable tax and other withholdings. The Company will pay the Retention Bonus within 15 business days following the Effective Date, and the parties agree that such date is in advance of the Executive actually having remained employed for the Retention Period. Notwithstanding the foregoing, the Executive and the Company acknowledge and agree that such bonus will not be deemed earned until the end of the Retention Period. Because the Company is advancing this unearned Retention Bonus in anticipation of retaining services for the Retention Period, in the event the Executive should voluntarily resign employment (other than for Good Reason) or if the Executive’s employment is terminated for Cause prior to completing the Retention Period, the Executive agrees that the Company may deduct a pro-rata portion of the advanced Retention Bonus, based on the number of completed months of employment (rounded upwards to the nearest whole month) from any final pay or other payments owed to him by the Company, and agrees to repay any remaining amount of the pro-rata portion of the Retention Bonus within 15 days of such resignation or termination. Should the Company terminate the Executive’s employment for any reason other than Cause, or should the Executive terminate his employment for Good Reason, prior to the Executive completing the Retention Period, the Retention Bonus shall be considered earned in full on the date of termination.
3.04    Incentives
(1)As an employee of the Company, the Executive will be eligible for annual equity awards as determined by the Compensation Committee currently consisting of stock options and performance share awards, based on the Executive’s position.

(2)Subject to the approval of the Compensation Committee on or around December 15, 2014, the Executive will be awarded a one-time grant of a number of Restricted Share Units (RSUs) equal to USD $400,000 as of the effective date of the grant, based on lululemon athletica inc.’s fair market value. The RSUs will vest over a three-year period, with one-third of the award vesting on or about each of the first, second, and third anniversaries of the grant date. RSU grants are subject to the applicable grant agreements, practices and policies on granting RSU awards, including the Company’s standard RSU award agreement.
(3)The Executive will be awarded a grant of performance share units (“PSU’s”) commensurate with the number of PSU’s granted to other executive level vice presidents, which will be granted on or about March 2015, in accordance with the Plan and pursuant to the Company’s applicable agreements, practices and policies on granting PSU awards, including the Company’s standard PSU award agreement.
(4)The Executive will also be eligible to participate in the Company’s employee share purchase plan, subject to the terms and conditions of such plan.
3.05    Benefits
The Executive will be eligible to participate in applicable employee benefit plans as are in effect from time to time, which shall include coverage for his immediate family, subject to and in accordance with the terms and conditions of such plans.
3.06    Plan documents and right to change
(1)Some of the compensation and benefit plans and programs referred to in this offer are governed by insurance contracts and other plan or policy documents, which will in all cases govern.
(2)The Company reserves the right to amend, change or terminate any or all of its plans, programs, policies and benefits at any time for any reason without notice to the Executive, including without limitation bonus, commission, benefit, or compensation plans and programs. The Company shall not adopt any amendment or change any plan in a way that negatively impacts the Executive, unless such amendment or change is generally applicable to all other Company executives.
3.07    Vacation
The Executive will be entitled to four (4) weeks paid vacation each year, subject to the Company’s vacation policy. Such vacation entitlement will be pro-rated for any part of a year. Before the Relocation, the Executive’s vacation will be capped at seven (7) weeks, which means that the Executive, at no point, will accrue more than seven (7) weeks of vacation. Upon Relocation, the Company will pay Executive all accrued and unused vacation and the Executive will begin to accrue vacation after the Relocation. The Executive will take such vacation at times having regard to the best interests of the Company. After the Relocation, except as may be required by applicable employment standards legislation, the Executive will lose the entitlement to unused vacation and the Executive agrees that any unearned advanced vacation may be deducted from the Executive’s final pay should the Executive’s employment with the Company end for any reason. If the Executive’s employment with the Company ends for any reason prior to Relocation, the Executive will be paid for all accrued and unused vacation in accordance with applicable law.
3.08    Relocation
The Executive is eligible for relocation services as per the attached Executive Relocation Addendum. Upon the Company receiving the Executive’s written acceptance of this offer of employment, the Executive will be contacted by a Company relocation/mobility representative to initiate the Executive’s relocation arrangements.
3.09    Expenses
The Company will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by the Executive in the course of the Executive’s employment with the Company, in accordance with the Company’s expense reimbursement policy in effect as at the date the Executive incurs any such expenses. The Executive will provide the Company with appropriate statements and receipts verifying such expenses as the Company may require.
ARTICLE 4 - EXECUTIVE’S COVENANTS
4.01    Full Time Service
The Executive will devote all of the Executive’s time, attention and effort to the business and affairs of the Company, will well and faithfully serve the Company and will use the Executive’s best efforts to promote the interests of the Company and its Affiliates. Except as permitted by the Company, the Executive will not engage in other employment or consulting work while employed by the Company. The Executive shall not be deemed to violate this Section 4.01 based on any work performed for The DO Lectures or as a member of the Board of the Biomimicry Institute, provided the performance of any such services do not interfere with the Executive’s performance of his duties as a Company employee.
4.02    Duties and Responsibilities
In the performance of the Executive’s duties, the Executive agrees to give the Company the full benefit of the Executive’s knowledge, expertise, skill and ingenuity and to exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

4.03    Policies, Rules and Regulations
The Executive will be bound by and will faithfully observe and abide by all of the policies, rules and regulations of the Company from time to time in force which are applicable to senior executives of the Company and which are brought to the Executive’s notice or of which the Executive should reasonably be aware including but not limited to the Company’s Handbook and Code of Business Conduct and policies related to gifts and entertainment and prohibiting bribes. Failure to follow any of the Company’ policies, rules and regulations may lead to discipline, up to and including immediate termination of employment. The Executive is responsible for reading and ensuring his understanding of the Company’s policies, rules and regulations; additional information and resources are on youlu, which is available following the Executive’s first day of work.
4.04    Conflict of Interest
(1)The Executive will not, during the Executive’s employment with the Company, engage in any material business, enterprise or activity that is materially contrary to or detracts from the due performance of the business of the Company or the Executive’s duties.
(2)The Executive will refrain from any situation in which the Executive’s personal interest conflicts or may appear to conflict with the Executive’s duties to the Company or the interests of the Company. The Executive agrees that if there is any doubt in this respect, the Executive will inform the CEO and obtain written authorization in advance.
4.05    Business Opportunities:
During the Executive’s employment, the Executive will not take over any of the Company’s business opportunities or prospective business opportunities for the Executive’s personal gain and or to the detriment of the Company.
4.06    Restrictive Covenants
The Executive agrees to be bound by the terms and conditions of the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) between the Company and the Executive, a copy of which is attached to this Agreement as Schedule A and is incorporated by reference and deemed to be a part of this Agreement.
4.07    Pre-existing Obligations
The Executive is hereby requested and directed by the Company not to disclose confidential or proprietary information of any kind belonging to the Executive’s former employer or any other person. The Company is not employing the Executive to obtain the confidential information business information, intellectual property or business opportunities of the Executive’s former employer or any other person.
4.08    Confidential Information
(1)The Executive acknowledges and agrees that the Executive shall not acquire any right, title or interest in or to the Confidential Information.
(2)At all times during and subsequent to the termination of the Executive’s employment with the Company, the Executive:

(a)    will not use, copy or reproduce the Confidential Information except as may be reasonably required for the Executive to perform the Executive’s duties for the Company, and the Executive will not directly or indirectly use, disseminate or disclose any Confidential Information for the Executive’s own benefit or the benefit of any other person or entity; and
(b)    the Executive will take all reasonable precautions against unauthorized disclosure of the Confidential Information.
(3)    If the Executive is requested or ordered by law to disclose any Confidential Information, the Executive will, to the extent permitted by and consistent with applicable law, advise the Company forthwith of such request or order and provide to the Company all information concerning such request or order and, to the extent permitted by and consistent with applicable law, give the opportunity for the Company to object or intervene, prior to making any disclosure of Confidential Information.
ARTICLE 5 - TERMINATION (APPLICABLE AFTER RELOCATION)
5.01    Termination by the Company
The Company may terminate the Executive’s employment with the Company at any time by giving notice in writing to the Executive and stipulating the last day of employment (the “Termination Date”).
5.02    Termination by the Executive
The Executive may terminate the Executive’s employment with the Company at any time by giving the Company thirty (30) days’ notice in writing (the “Notice of Resignation Period”). The Company may waive such notice, in whole or in part, in which case the Executive shall only be entitled to (i) payment of the Executive’s Base Salary for the period from the effective date of the waiver of the Notice of Resignation Period to the end of the Notice of Resignation Period; (ii) continued group benefit coverage under Section 3.05 subject to and in accordance with the terms and conditions of the applicable plans, for the period ending the last day of the Notice of Resignation Period; (iii) the value of the Executive’s accrued, unused vacation leave, pro-rated for that portion of the calendar year up to the end of the Notice of Resignation Period, and (iv) any payments or entitlements under the Plan or the Bonus Plan that the Executive would otherwise receive during the Notice of Resignation Period.
5.03    Payments on Termination Without Cause or for Good Reason
(1)    If the Executive’s employment with the Company is terminated by the Company without
Cause, or by the Executive for Good Reason, the Executive will only be entitled to the following payments and benefits:

(a)
Accrued Compensation. The Company will pay the Executive’s Base Salary accrued and unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time notice of termination is given by the Company or the Executive.

(b)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of this Agreement or at law.

(c)
Restricted Share Units, Performance Share Units and Stock Options. The Executive’s rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the applicable plans, agreements and policies of the Company, including without limitation the Plan.

(d)	Notice or Pay in lieu/Severance.
The Executive will be entitled to fifteen months’ notice or payment of Base Salary (at the rate in effect as of the date of termination) in lieu, or a combination of notice and payment (the “Severance Payment”), as determined at the election of the Company (which election shall be made by the Company no later than five business days after such termination). Any payment made pursuant to this Section 5.03(1)(d) shall be:

i.	less any termination or severance pay paid pursuant to the Employment Standards Act (British Columbia);

ii.	subject to regular and statutory withholdings, and

iii.	paid in equal instalments on the Company’s normal paydays beginning on the first regular payday occurring after the date of termination.

iv.
for any payment above the minimum required under the Employment Standards Act (British Columbia), contingent upon the Executive’s compliance with all surviving provisions of this Agreement and the Executive’s execution of a full general release in a form acceptable to the Company releasing all claims, known or unknown, that the Executive may have against the company arising out of or any way related to the Executive’s employment or termination of employment with Company, and such release has become effective in accordance with its terms prior to the 60th day following the Termination Date. If the release has not become effective by such deadline, such amounts payable after (but not before) such deadline will be forfeited.

(e)
RCA. Any amounts owing to the Executive pursuant to Section 5.03(d) that are above the minimum required under the Employment Standards Act (British Columbia) shall be forfeited if the Executive fails to comply with the Restrictive Covenant Agreement.

(f)
Fair and Reasonable. The parties agree that the provisions of Section 5.03 are fair and reasonable and that the amounts payable by the Company to the Executive’s benefit pursuant to Section 5.03 are reasonable.

(g)	No Other Payments or Benefits. The terms and conditions of this Section 5.03 and the amounts paid and the benefits provided to the Executive hereunder are in full satisfaction of any payments or benefits which the Executive may otherwise have been entitled to receive in relation to the termination of this Agreement and the Executive’s employment hereunder pursuant to the common law and any applicable laws, including, without limitation, the British Columbia Employment Standards Act, or any of the Company’s programs, policies, plans, contracts or agreements, whether written or verbal. Upon receipt of the payments and benefits described herein, the Executive will have no action, cause of action, claim or demand against the Company, the Company’s Affiliates or any other person arising out of or in relation to the Executive’s employment under this Agreement or the termination of this Agreement and the Executive’s employment hereunder, other than to enforce the terms of this Agreement and remedy any breach thereof by the Company.

(h)
No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for under Section 5.03 of this Agreement by seeking other employment nor shall any payment provided for in such Section be reduced by any compensation or remuneration and/or benefits earned by the Executive as a result of employment by another employer or the rendering of services after the date of termination.

5.04    Payments on Termination by Company for Cause

If the Executive’s employment with the Company is terminated by the Company for Cause, the Executive will only be entitled to receive the following compensation:

(a)
Accrued Base Salary. The Company will pay the Executive’s Base Salary accrued but unpaid up to and including the Termination Date, including accrued vacation pay, at the rate in effect at the time the notice of termination is given.

(b)
Accrued Expenses. The Company will reimburse the Executive for any business expenses reasonably incurred by the Executive up to and including the Termination Date in accordance with the Company's normal expenses policy applicable to the Executive at that time.

(c)
Bonus Compensation. The Executive shall not receive any bonus payment whatsoever pursuant to Section 3.02 or the Bonus Plan except such bonus which is already earned and due to be paid up to and including the Termination Date, notwithstanding any period following the Termination Date during which the Executive may receive any payments or benefits under the terms of the Agreement.

(i)	Restricted Share Units, Performance Share Units and Stock Options. The Executive’s
rights regarding any Restricted Share Units, Performance Share Units or stock options from the Company will be governed by the terms of the applicable plans, agreements and policies of the Company, including without limitation the Plan.
5.05    Fair and Reasonable
The Executive acknowledges and agrees that the payments and/or benefits pursuant to this Article 5 will be in full satisfaction of all terms or requirements regarding termination of the Executive’s employment, including without limitation common law notice of termination or compensation in lieu of such notice and compensation for length of service and any other entitlement pursuant to the British Columbia Employment Standards Act as amended from time to time. Except as expressly provided in this Article 5, the Executive will not be entitled to any termination payments, damages, or compensation whatsoever, notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any change in position, duties or compensation.
5.06    Return of Property
Upon termination of the Executive’s employment with the Company, the Executive will deliver or cause to be delivered to the Company promptly all books, documents, money, securities or other property of the Company that are in the possession, charge, control or custody of the Executive, without retaining any copies or records of any Confidential Information whatsoever.

5.07    Intentionally Deleted

5.08    Resignation as Director and Officer
Upon any termination of the Executive’s employment under this Agreement, the Executive will be deemed to have resigned as a director and officer of all Affiliates of the Company contemporaneously with the date of termination of the Executive’s employment for any reason and will immediately, on request of the Company, sign forms of resignation indicating the Executive’s resignation as a director and officer of the Company and any Affiliates of the Company and of any other entities of which the Executive occupies similar positions as part of or in connection with the performance by the Executive of the duties under this Agreement, if applicable.
5.09    Provisions which Operate Following Termination
Notwithstanding any termination of the Executive’s employment under this Agreement for any reason whatsoever and with or without cause, all provisions of this Agreement necessary to give efficacy thereto, including without limitation the Restrictive Covenant Agreement attached as Schedule A, will continue in full force and effect following such termination.
ARTICLE 6 - MISCELLANEOUS
6.01    Application of Section 409A
(1)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable upon the termination of Executive’s employment with the Company pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, the “Section 409A Regulations”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(2)    The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.
(3)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(4)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(5)    This Section 6.01 shall only apply to the extent that Section 409A of the Code is applicable to any amounts payable to the Executive.
6.02    Deductions
The Company will deduct all statutory deductions and any amounts authorized by the Executive from any amounts to be paid to the Executive under this Agreement.
6.03    Entire Agreement
This Agreement, including the Schedules to this Agreement, the Bonus Plan, the Plan and the Company’s standard RSU and PSU Agreements constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement and any rights which the Executive may have by reason of any such prior agreements. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.
6.04    Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.
6.05    Amendments and Waivers
No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.
6.06    Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail, or by electronic means of communication addressed to the recipient as follows:
To the Company:
lululemon athletica inc.
1818 Cornwall Avenue Vancouver, BC
V6J 1C7
Attention: Director of Legal

To the Executive:
Scott (Duke) Stump
with a copy to:
Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attn: Michael Lasky
Fax: (212) 621-0918
Email: mlasky@dglaw.com
or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.
6.07    Equitable Remedies
The Executive hereby acknowledges and agrees that a breach of the Executive’s obligations under this Agreement would result in damages to the Company that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by the Executive, in addition to all other remedies available to the Company at law or in equity, the Company will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.
6.08    Governing Law
Before the Relocation, this Agreement will be governed by and construed in accordance with the laws of Delaware. After the Relocation, this Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
6.09    Attornment
For the purpose of all legal proceedings occurring after the Relocation, this Agreement will be deemed to have been performed in the Province of British Columbia. The courts of competent jurisdiction located in Vancouver, British Columbia will have jurisdiction to entertain any action arising under this Agreement after the Relocation and the Company and the Executive each hereby irrevocably attorns to the courts of competent jurisdiction located in Vancouver, British Columbia after the Relocation.
This offer of employment is contingent upon the Executive authorizing and submitting to a background check through the Company’s designated agency, and the Company’s receipt of satisfactory results from the background check.

Yours truly,
lululemon athletica inc.

By:	/s/ LAURENT POTDEVIN
Laurent Potdevin
Chief Executive Officer

/s/ SCOTT (DUKE) STUMP
Scott (Duke) Stump